Exhibit 10.2

SETTLEMENT AGREEMENT

I.  PARTIES

This Settlement Agreement (Agreement) is entered into among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General (“OIG-HHS”) of the Department of Health and Human Services (“HHS”), the TRICARE Management Activity (“TMA”), and the United States Office of Personnel Management (“OPM”) (collectively the “United States”); Elan Corporation, plc. (“Elan”); and Lee R. Chartock, M.D. (“Relator”) (hereafter referred to as “the Parties”), through their authorized representatives.

II.  PREAMBLE
As a preamble to this Agreement, the Parties agree to the following:

A. Elan Corporation, plc is a publicly traded Irish corporation headquartered in Dublin, Ireland. Elan Pharmaceuticals, Inc. (“EPI”) is a Delaware corporation with a principal place of business in South San Francisco, California.  EPI is a wholly owned subsidiary of Elan.  At all relevant times, EPI distributed, marketed and sold pharmaceutical products in the United States, including an anti-epileptic drug (“AED”) sold under the trade name of Zonegran.  From April 2000 until April 27, 2004, EPI manufactured, marketed and sold Zonegran, at which time it divested Zonegran, the drug’s assets, the United States license to market and sell Zonegran, and the Zonegran sales force to Eisai Co., LTD. and Eisai, Inc. (collectively “Eisai”), although Elan continued to manufacture Zonegran for Eisai after April 2004.

B. On or about July 16, 2004, Lee R. Chartock, M.D. (“Relator”) filed a qui tam action in the United States District Court for the District of Massachusetts captioned United

States, et al. ex rel. Lee R. Chartock, MD. v. Elan Corporation, plc, et al., Civ. Action No. 04- 11594-RWZ (hereinafter the “Civil Action”).

C. On such date as may be determined by the Court, EPI will enter a plea of guilty pursuant to Fed. R. Crim. P. 11(c)(1)(C) (the “Plea Agreement”) to an Information filed in United States of America v. Elan Pharmaceuticals, Inc., Criminal Action No. [to be assigned] (District of Massachusetts) (the “Criminal Action”) that will allege a violation of Title 21, United States Code, Sections 331(a), 333(a), and 352(f)(1), namely, the introduction into interstate commerce of a misbranded drug, Zonegran, in violation of the Food, Drug, and Cosmetic Act (“FDCA”).

D. Elan has entered into or will be entering into separate settlement agreements, described in Paragraph III. 1(b) below (hereinafter referred to as the “Medicaid State Settlement Agreements”) with certain states and the District of Columbia in settlement of the Covered Conduct.   States with which Elan executes a Medicaid State Settlement Agreement in the form to which Elan and the National Association of Medicaid Fraud Control Units (“NAMFCU”) Negotiating Team have agreed, or in a form otherwise agreed to by Elan and an individual State, shall be defined as “Medicaid Participating States.”

E. The United States alleges that Elan caused to be submitted claims for payment for Zonegran to the Medicaid Program, Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v. The United States further alleges that Elan caused claims for payment for Zonegran to be submitted to the TRICARE program, 10 U.S.C. §§ 1071-1109; and the Federal Employees Health Benefits Program (“FEHBP”), 5 U.S.C. §§ 8901-8914; and caused purchases of Zonegran by the Department of Veterans’ Affairs (“DVA”) (collectively, the “other Federal Health Care Programs”).

F. The United States contends that it and the Medicaid Participating States have certain civil claims, as specified in Paragraph III. 2, below, against Elan due to the following conduct:

During the period from April 1, 2000 through December 2005, EPI (a) knowingly marketed, sold and promoted Zonegran for certain uses that were not approved by the Food and Drug Administration (“FDA”) (i.e., “unapproved uses”), or benefitted from this conduct, and certain of these unapproved uses were not medically accepted indications as defined by 42 U.S.C. § 1396r-8(k)(6) (hereinafter “medically accepted indications”) for which the United States and state Medicaid programs provided coverage for Zonegran; (b) offered and paid illegal remuneration to health care professionals to induce them to promote and prescribe Zonegran in violation of the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b).   As a result of the foregoing conduct, EPI knowingly caused false or fraudulent claims for Zonegran to be submitted to, or caused purchases by, Medicaid, the TRICARE and FEHB Programs, and the Veterans’ Administration.  (Hereinafter referred to as the “Covered Conduct.”)

G. The United States also contends that it has certain administrative claims against Elan, as specified in Paragraphs III. 4-6 below, due to the Covered Conduct.

H. This Agreement is made in compromise of disputed claims.  This Agreement is neither an admission of facts nor liability by Elan nor a concession by the United States that its claims are not well founded.  Elan expressly denies the allegations of the United States and the Relator set forth herein and in the Civil Action and denies that it or EPI have engaged in any wrongful conduct in connection with the Covered Conduct except as to such admissions as EPI makes in connection with its guilty plea under the Plea Agreement.  Neither this Agreement, its execution, nor the performance of any obligation under it, including any payment, nor the fact of settlement, is intended to be, or shall be understood as, an admission of liability or wrongdoing, or other expression reflecting upon the merits of the dispute by Elan.

I. To avoid the delay, expense, inconvenience and uncertainty of protracted litigation of these claims, the Parties mutually desire to reach a full and final settlement as set forth below.

III.  TERMS AND CONDITIONS

NOW, THEREFORE, in reliance on the representations contained herein and in consideration of the mutual promises, covenants, and obligations in this Agreement, and for good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

1. Elan agrees to pay to the United States and the Medicaid Participating States, collectively, the sum of $102,890,517, plus interest at the rate of 2.625% per annum from July 14, 2010 and continuing until and including the day before payment is made (collectively, the “Settlement Amount”).  The Settlement Amount shall constitute a debt immediately due and owing to the United States and the Medicaid Participating States on the Effective Date of this Agreement.  This debt shall be discharged by payments to the United States and the Medicaid Participating States, under the following terms and conditions:

a. Elan shall pay to the United States the sum of $59,491,477 plus accrued interest (“Federal Settlement Amount”).  The Federal Settlement Amount shall consist of $59,491,477, plus interest accrued on this amount at the rate of 2.625% per annum from July 14, 2010, continuing until and including the day before payment is made.  The Federal Settlement Amount shall be paid no later than seven (7) business days after (i) this Agreement is fully executed by the Parties and delivered to Elan’s attorneys; or (ii) the Court accepts a Fed. R. Crim. P. 11(c)(1)(C) guilty plea by EPI as described in Preamble Paragraph C in connection with the Criminal Action and imposes the agreed upon sentence, whichever occurs later.  The Federal Settlement Amount shall be paid by electronic funds transfer account pursuant to written instructions from the United States.

b. Elan shall pay to the Medicaid Participating States the sum of $43,399,040 plus accrued interest (“Medicaid State Settlement Amount”).  The Medicaid State Settlement Amount shall consist of the sum of $43,399,040 plus interest accrued thereon at a rate of 2.625% per annum from July 14, 2010, continuing until and including the day before payment is made.  The Medicaid State Settlement Amount shall be paid no later than seven (7) business days (i) this Agreement is fully executed by the Parties and delivered to Elan’s attorneys; or (ii) the Court accepts a Fed. R. Crim. P. 11(c)(1)(C) guilty plea by EPI as described in Preamble Paragraph C in connection with the Criminal Action and imposes the agreed upon sentence, whichever occurs later.  The Medicaid State Settlement Amount shall be paid by electronic funds transfer to an interest bearing account pursuant to written instructions from the NAMFCU Negotiating Team and under the terms and conditions of the Medicaid State Settlement Agreements that Elan will enter into with the Medicaid Participating States.

c. Contingent upon the United States receiving the Federal Settlement Amount from Elan, and as soon as feasible after receipt, the United States agrees to pay $10,708,466, plus accrued interest, to Relator by electronic funds transfer.

d. If EPI’s agreed upon guilty plea pursuant to Fed. R. Crim. P. 11(c)(1)(C) in the Criminal Action described in Preamble Paragraph C is not accepted by the

Court or the Court does not impose the agreed upon sentence for whatever reason, this Agreement shall be null and void at the option of either the United States or Elan.  If either the United States or Elan exercises this option, which option shall be exercised by notifying all Parties, through counsel, in writing within five (5) business days of the Court’s decision, the Parties will not object and this Agreement will be rescinded.  If this Agreement is rescinded, Elan will not plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppels, or similar theories, to any civil or administrative claims, actions, or proceedings arising from the Covered Conduct that are brought by the United States within 90 calendar days of rescission, except to the extent such defenses were available on the day on which the qui tam Complaint, referenced in Preamble Paragraph B, above, was filed.

2. Subject to the exceptions in Paragraph 7 (concerning excluded claims), below, in consideration of the obligations of Elan set forth in this Agreement, and conditioned upon Elan’s full payment of the Settlement Amount, the United States (on behalf of itself, its officers, agents, agencies, and departments) agrees to release Elan, its predecessors, and its current and former divisions, parents, subsidiaries, successors and assigns, and their current and former directors, officers, and employees from any civil or administrative monetary claim the United States has or may have for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; any statutory provision creating a cause of action for civil damages or civil penalties for which the Civil Division of the Department of Justice has actual and present authority to assert and compromise pursuant to 28 C.F.R. Part 0, Subpart I, 0.45(d) and common law claims for fraud, payment by mistake, disgorgement and unjust enrichment.

3. In consideration of the obligations of Elan in this Agreement, and conditioned upon Elan’s full payment of the Settlement Amount in accordance with Paragraph 1, above, Relator, for himself, and for his respective heirs, successors, attorneys, agents, and assigns, hereby fully and finally releases and forever discharges Elan, its predecessors, and its divisions, parents, subsidiaries, related entities, officers, directors, trustees, agents, servants, employees, representatives, attorneys, consultants, successors, heirs, executors, administrators and assigns, individually and collectively, current or former (collectively, the “Elan Entities”), from: (a) any and all claims, claims for relief, actions, rights, causes of action, suits, debts, obligations, liabilities, demands, losses, damages (including treble damages and any civil penalties), punitive damages, costs and expenses of any kind, character or nature whatsoever, known or unknown, fixed or contingent, in law or in equity, in contract or tort, or under any state or federal statute or regulation or otherwise that Relator has standing to bring, which Relator may now have or claim to have against the Elan Entities, arising in any way out of or connected in any way with the facts, claims and circumstances alleged in, arising under, or arising from the filing of, the Civil Action, or from any other past activities and actions of the Elan Entities, or from any civil monetary claim the United States has or may have for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; and (b) conditioned upon receipt of payment for attorneys’ fees and costs as contemplated in Paragraph 9, any claims Relator or his attorneys may assert for expenses, attorneys’ fees, and costs under 31 U.S.C. § 3730(d) or any similar federal or state statute.  Relator also does not release the Medicaid Participating States from any claims that Relator has for a share of any settlement or judgment obtained by the Medicaid Participating States concerning the Covered Conduct.

4. In consideration of the obligations of Elan set forth in this Agreement and the Corporate Integrity Agreement (“CIA”) entered into between OIG-HHS and Elan, conditioned upon Elan’s full payment of the Settlement Amount, OIG-HHS agrees to refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicare, Medicaid, and all other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) against (a) Elan and its subsidiaries and affiliates that are covered by the CIA (including EPI) under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law) or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activity) for the Covered Conduct, except as reserved in Paragraph 7 (concerning excluded claims), below, and as reserved in this Paragraph; or (b) against EPI under 42 U.S.C. § 1320a-7(b)(1) (permissive exclusion for conviction relating to fraud) based on EPI’s agreement to plead guilty to the criminal charge in the Criminal Action as referenced above in Paragraph C, except as reserved in Paragraph 7 (concerning excluded claims), below, and as reserved in this Paragraph.  The OIG HHS expressly reserves all rights to comply with any statutory obligations to exclude Elan or EPI from the Medicare, Medicaid, and other Federal health care programs under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct.  Nothing in this Paragraph precludes the OIG-HHS from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 7, below.

5. In consideration of the obligations of Elan set forth in this Agreement, conditioned upon Elan’s full payment of the Settlement Amount, TMA agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion or suspension from the TRICARE Program against Elan under 32 C.F.R. § 199.9 for the Covered Conduct, except as reserved in Paragraph 7 (concerning excluded claims), below, and as reserved in this Paragraph.  TMA expressly reserves authority to exclude Elan under 32 C.F.R. §§ 199.9 (f)(1)(i)(A), (f)(1)(i)(B), and (f)(1)(iii), based upon the Covered Conduct.  Nothing in this Paragraph precludes TMA or the TRICARE Program from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 7, below.

6. In consideration of the obligations of Elan in this Agreement, conditioned upon Elan’s full payment of the Settlement Amount, OPM agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from the FEHBP against Elan under 5 U.S.C. § 8902a or 5 C.F.R. Part 970 for the Covered Conduct, except as reserved in Paragraph 7 (concerning excluded claims), below, and except if excluded by the OIG-HHS pursuant to 42 U.S.C. § 1320a-7(a) or required by 5 U.S.C. § 8902a(b), or 5 C.F.R. Part 970.  Nothing in this Paragraph precludes OPM from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 7, below.

7. Notwithstanding any term of this Agreement, specifically reserved and excluded from the scope and terms of this Agreement as to any entity or person (including Elan and Relator) are the following claims of the United States:

a.	Any civil, criminal, or administrative liability arising under Title 26, U.S. Code (Internal Revenue Code);

b.	Any criminal liability;

c.	Any civil, criminal, or administrative liability of any other Defendant to this action;

d.	Except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal health care programs;

e.	Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;

f.	Any liability based upon such obligations as are created by this Agreement;

g.	Any liability for express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services;

h.	Any liability for failure to deliver items or services due;

i.	Any liability for personal injury or property damage or for other consequential damages arising from the Covered Conduct; or

j.
Any liability of individuals (including current or former directors, officers, employees, or agents of Elan) who receive written notification that they are the target of a criminal investigation, are criminally indicted or charged, or are convicted, or who enter into a criminal plea agreement.

8. Relator and his respective heirs, successors, attorneys, agents, and assigns agree not to object to this Agreement and agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B), and, conditioned upon receipt of Relator’s share, Relator, for himself individually, and for his heirs, successors, agents, and assigns, fully and finally releases, waives, and forever discharges the United States, its officers, agents, and employees, from any claims arising from or relating to 31 U.S.C. § 3730; from any claims arising from the filing of the Civil Action as to Elan; and from any other claims for a share of the Settlement Amount; and in full settlement of any claims Relator may have under this Agreement.  This Agreement does not resolve or in any manner affect any claims the United States has or may have against the Relator arising under Title 26, U.S. Code (Internal Revenue Code), or any claims arising under this Agreement.

9. Elan agrees to pay Relator’s attorneys’ fees and costs, as contemplated by 31 U.S.C. § 3730(d), in accordance with the terms set forth in a separate agreement being entered into by Elan and Relator simultaneously with the execution of this Settlement Agreement.

10. Elan waives and shall not assert any defenses it may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action.  Nothing in this Paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.

11. Elan fully and finally releases the United States, its agencies, employees, servants, and agents from any claims (including attorneys’ fees, costs, and expenses of every kind and however denominated) that Elan has asserted, could have asserted, or may assert in the future against the United States, its agencies, employees, servants, and agents, related to the Covered Conduct and the United States’ investigation and prosecution of the Civil Action.

12. In consideration of the obligations of the Relator set forth in this Agreement, Elan fully and finally releases, waives and forever discharges the Relator and his respective heirs, successors, assigns, agents and attorneys from any claims Elan has asserted or could have asserted, against the Relator, related to the Covered Conduct and the Relator’s investigation and prosecution of the Civil Action, except as they relate to a claim by Relator for reasonable attorneys’ fees and costs pursuant to 31 U.S.C. § 3730(d).

13. The Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare carrier or intermediary, Medicaid, TRICARE, or FEHBP carrier or payer, or any state payer, related to the Covered Conduct; and Elan agrees not to resubmit to any Medicare carrier or intermediary or Medicaid, TRICARE, or FEHBP carrier or payer, or any state payer any previously denied claims related to the Covered Conduct, and agrees not to appeal any such denials of claims.

14. Elan agrees to the following:

a. Unallowable Costs Defined: That all costs (as defined in the Federal Acquisition Regulations (“FAR”), 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395kkk-1 and 1396-1396w-5; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of Elan, its present or former officers, directors, employees, shareholders, and agents in connection with the following shall be “Unallowable Costs” on government contracts and under the Medicare Program, Medicaid Program, TRICARE Program, and the FEHBP:

(1)	the matters covered by this Agreement and the related plea agreement;

(2)	the United States’ audit(s) and civil and criminal investigation(s) of the matters covered by this Agreement;

(3)
Elan’s investigation, defense, and any corrective actions undertaken in response to the United States’ audit(s) and civil and criminal investigation(s) in connection with the matters covered by this Agreement (including attorneys’ fees);

(4)	the negotiation and performance of this Agreement;

(5)
the payments Elan makes to the United States or any State pursuant to this Agreement, or the Medicaid State Settlement Agreements and any payments that Elan may make to Relator including costs and attorney’s fees; and

(6)
the negotiation of, and obligations undertaken pursuant to the CIA to : (i) retain an independent organization to perform annual reviews as described in Section III of the CIA; and (ii) prepare and submit reports to the OIG-HHS.  However, nothing in this paragraph 14.a.(6) that may apply to the obligations undertaken pursuant to the CIA affects the status of costs that are not allowable based on any other authority applicable to Elan.

b. Future Treatment of Unallowable Costs: If applicable, these Unallowable Costs shall be separately determined and accounted for by Elan, and Elan shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by Elan or any of its subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, or the FEHBP.

c. Treatment of Unallowable Costs Previously Submitted for  Payment: Elan further agrees that within 90 days of the Effective Date of this Agreement it shall, if applicable, identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid and FEHBP fiscal agents, any Unallowable Costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Elan or any of its subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the Unallowable Costs.  Elan agrees that the United States, at a minimum, shall be entitled to recoup from Elan any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.

Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies.  The United States reserves its rights to disagree with any calculations submitted by Elan or any of its subsidiaries or affiliates on the effect of inclusion of Unallowable Costs (as defined in this Paragraph) on Elan or any of its subsidiaries’ or affiliates’ cost reports, cost statements, or information reports.

d. Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine Elan’s books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this Paragraph.

15. Elan agrees to cooperate fully and truthfully with the United States’ investigation relating to the Covered Conduct of individuals and entities not released in this Agreement.  Upon reasonable notice, Elan shall encourage, and agrees not to impair, the cooperation of its directors, officers, and employees, and shall use its best efforts to make available, and encourage the cooperation of former directors, officers, and employees for interviews and testimony, consistent with the rights and privileges of such individuals.  Elan agrees to furnish to the United States, upon reasonable request, complete and unredacted copies of all non-privileged documents and records in its possession, custody, or control concerning any investigation of the Covered Conduct that it has undertaken, or that has been performed by its counsel or other agent.

16. This Agreement is intended to be for the benefit of the Parties only.  The Parties do not release any claims against any other person or entity, except to the extent provided for in Paragraph 17 (waiver for beneficiaries paragraph), below or elsewhere in this Agreement.  Defendants Eisai Co., LTD and Eisai, Inc. are specifically excluded from this Agreement.

17. Elan agrees that it waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims defined as Covered Conduct.

18. Elan warrants that it has reviewed its financial situation and that it currently is solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(1)(B)(ii)(I), and shall remain solvent following payment to the United States of the Settlement Amount.  Further, the Parties warrant that, in evaluating whether to execute this Agreement, they (a) have intended that the mutual promises, covenants, and obligations set forth herein constitute a contemporaneous exchange for new value given to Elan, within the meaning of 11 U.S.C. § 547(c)(1) and (b) conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange.  Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity to which Elan was or became indebted to on or after the date of this transfer, within the meaning of 11 U.S.C. § 548(a)(1).

19. Upon receipt of the payments described in Paragraph III. 1, above, the United States shall promptly sign and file in the Civil Action a Notice of Intervention and the United States and Relator shall file a Joint Stipulation of Dismissal with prejudice of the Civil Action as to the Elan Entities consistent with the terms of this Agreement.

20. Except as expressly provided to the contrary in this Agreement, each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

21. The Parties each represent that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

22. This Agreement is governed by the laws of the United States.  The Parties agree that the exclusive jurisdiction and venue for any dispute arising between and among the Parties under this Agreement is the United States District Court for the District of Massachusetts.

23. For purposes of construction, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

24. This Agreement constitutes the complete agreement between the Parties with respect to the issues covered by the Agreement.  This Agreement may not be amended except by written consent of the Parties.

25. The individuals signing this Agreement on behalf of Elan represent and warrant that they are authorized by Elan to execute this Agreement.  The individual(s) signing this Agreement on behalf of Relator represent and warrant that they are authorized by Relator to execute this Agreement.  The United States signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement.

26. This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

27. This Agreement is binding on Elan’s successors, transferees, heirs, and assigns.

28. This Agreement is binding on Relator’s successors, transferees, heirs, and assigns.

29. All Parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public.

30. This Agreement is effective on the date of signature of the last signatory to the Agreement (Effective Date of this Agreement).  Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

THE UNITED STATES OF AMERICA

TONY WEST Assistant Attorney General
DATED: 12/15/10	BY: /s/ Brian J. McCabe JOYCE R. BRANDA Director BRIAN J. McCABE Trial Attorney Commercial Litigation Branch, Civil Division United States Department of Justice
CARMEN M. ORTIZ United States Attorney, District of Massachusetts
DATED: 12/15/10	BY: /s/ Anton P. Giedt ANTON P. GIEDT Assistant United States Attorney Office of the United States Attorney for the District of Massachusetts
DATED: 12/15/10
BY:  /s/ Gregory E. Demske
        GREGORY E. DEMSKE
        Assistant Inspector General for Legal Affairs
        Office of Counsel to the Inspector General
        Office of Inspector General
        United States Department of Health and Human Services

DATED: 30 Nov 2010	BY: /s/ Laurel C. Gillespie LAUREL C. GILLESPIE Deputy General Counsel TRICARE Management Activity United States Department of Defense
DATED: ________	BY: ______________________________ GARY J. KRUMP Deputy Assistant Secretary of Acquisition and Material Management United States Department of Veteran Affairs
DATED: ________	BY: ______________________________ KATHLEEN MCGETTIGAN Deputy Assistant Director Center for Retirement and Insurance Services United States Office of Personnel Management
DATED: 11/24/10	BY: /s/ Richard J. Griffin RICHARD J. GRIFFIN Deputy Inspector General Department of Veterans Affairs Office of Inspector General United States Department of Veteran Affairs
DATED: 12/8/10	BY: /s/ Ronald W. Melton for SHIRLEY R. PATTERSON Acting Director Federal Employee Insurance Operations United States Office of Personnel Management
DATED: 12/9/10	BY: /s/ J. David Cope J. DAVID COPE Assistant Inspector General for Legal Affairs United States Office of Personnel Management

Elan – DEFENDANT

Elan Corporation, PLC

DATED: 12/13/10	BY: /s/ John B. Moriarty, Jr. JOHN B. MORIARTY, JR. Senior Vice President and General Counsel ELAN CORPORATION, PLC
DATED: 12/13/10	BY: /s/ Joshua Levy JOSHUA LEVY, Esquire Ropes & Gray, LLP Counsel to Elan Corporation, plc and Elan Pharmaceuticals, Inc.
DATED: 12/13/10	BY: /s/ John C. Dodds JOHN C. DODDS, Esquire Morgan, Lewis & Bockius Counsel to Elan Corporation, plc and Elan Pharmaceuticals, Inc.

Lee R. Chartock, M.D. – RELATOR

DATED: 12/14/10	BY: /s/ Lee R. Chartock / RMT LEE R. CHARTOCK, M.D.
DATED: 12/14/10	BY: /s/ Robert M. Thomas, Jr. ROBERT M. THOMAS, JR.
DATED: 12/14/10	BY: /s/ Suzanne E. Durrell / RMT SUZANNE E. DURRELL
DATED: 12/14/10	BY: /s/ Royston H. Delaney ROYSTON H. DELANEY Counsel for Relator Lee R. Chartock, M.D.